UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 24, 2007

Arrowhead Research Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-21898	46-0408024
(Commission File Number)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, CA	91101
(Address of Principal Executive Offices)	(Zip Code)

(626) 304-3400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Principal Officers

On May 24, 2007, the Company entered into a Severance Agreement with each of R. Bruce Stewart, the Company’s Chairman and Chief Executive Officer, and Joseph T. Kingsley, the Company’s Chief Financial Officer, to provide for payments to the officers in the event of their retirement or the termination of their employment. The agreements provide that the executives will be entitled to receive severance payments and payments for any accrued and unused vacation time in the event that (i) the executive dies or voluntarily retires from the Company, (ii) the executive voluntarily terminates his employment other than for cause or (iii) the Company terminates the executive’s employment other than for cause (each, a “Termination Event”). Upon the occurrence of a Termination Event, Mr. Stewart is entitled to receive as severance, during each of the first three years following the Termination Event, payments equal to his highest annual salary while employed by the Company, payable in equal monthly installments. Upon the occurrence of a Termination Event, Mr. Kingsley is entitled to receive as severance, during the first year following the Termination Event, payments equal, in the aggregate, to 100% of his highest annual salary while employed by the Company, payable in equal monthly installments, which payments will be reduced by any payments received by Mr. Kingsley or his estate from the Company’s Long Term Disability Plan. Each agreement also provides that if any payment to the executive is subject to excise tax under Section 4999 of the Internal Revenue Code of 1986 (the “Code”), the Company will pay to the executive an amount sufficient, on an after-tax basis, to put the executive in the same position he would have been if the excise tax was not imposed. The timing of payments under the agreements is also subject to adjustment to avoid any adverse tax treatment under Section 409A of the Code.

The Company’s obligation to make payments pursuant to the agreements is contingent upon the executive signing a release of any employment claims against the Company. Each executive also agrees that at no time will he make any written or oral untrue statement that disparages the Company to any customer or client, or to the public, and he agrees that at no time will he knowingly solicit any person currently employed by the Company or solicit any of the customers of the Company or its affiliates.

“Cause” for termination is defined in the agreements as conduct involving one or more of the following: (i) the executive’s indictment for, or conviction of, any crime or serious offense involving money or other property which constitutes a felony in the jurisdiction involved, (ii) the executive’s willful and continual neglect of, or failure to discharge, duties (including fiduciary duties), responsibilities and obligations with respect to the Company, provided such neglect or failure remains uncured for a period of thirty (30) days after written notice describing the same is given to the executive by the Company and, provided further, that isolated and insubstantial neglect or failures shall not constitute Cause, (iii) the executive’s violation of the non-solicitation and non-disparagement provisions of the agreement or of any confidentiality provisions contained therein, or (iv) any act of fraud or embezzlement by the executive involving the Company or any of its affiliates. All determinations of Cause for termination pursuant to the agreements will be determined by the Company’s Board of Directors, and requires at least a two-thirds vote of the entire Board, excluding the participation of the executive if he is then a member of the Board.

The preceding description of the Severance Agreements with Messrs. Stewart and Kingsley is qualified in its entirety by reference to the agreements themselves, which are attached as Exhibits 10.1 and 10.2, respectively.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Severance Agreement with R. Bruce Stewart, dated May 24, 2007

10.2	Severance Agreement with Joseph T. Kingsley, dated May 24, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARROWHEAD RESEARCH CORPORATION

May 30, 2007
	By:	/s/ Joseph T. Kingsley
	Name:	Joseph T. Kingsley
	Title:	President & Chief Financial Officer